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                                                                      Exhibit 12

               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1999 through 2003
                       (in thousands except ratio amounts)

                                               2003         2002        2001        2000        1999
                                             ---------    ---------   ---------   ---------   ---------
Earnings:
   Pre-tax income from continuing
     operations                              $ 105,189    $  82,091   $  90,683   $  99,199   $ 103,077
   Distributed income of equity
     investees                                  10,188       22,143       9,885       4,255           -
   Fixed charges                                43,491       44,251      47,793      44,368      37,978
   Preferred security dividend, net of tax        (276)           -           -           -           -
                                             ---------    ---------   ---------   ---------   ---------
     Total Adjusted Earnings                 $ 158,592    $ 148,485   $ 148,361   $ 147,822   $ 141,055
                                             =========    =========   =========   =========   =========

Fixed Charges:
   Interest                                  $  41,401    $  42,250   $  45,286   $  42,010   $  35,911
   Amortization of debt expense                    365          366         420         465         323
   One-third of rental expense                   1,449        1,635       2,087       1,893       1,744
   Preferred security dividend, net of tax         276            -           -           -           -
                                             ---------    ---------   ---------   ---------   ---------
     Total Fixed Charges                     $  43,491    $  44,251   $  47,793   $  44,368   $  37,978
                                             =========    =========   =========   =========   =========

Ratio of Earnings to Fixed Charges                3.65         3.36        3.10        3.33        3.71
                                             =========    =========   =========   =========   =========